As filed with the Securities and Exchange Commission on July 26, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AppFolio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-0359894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
70 Castilian Drive
Santa Barbara, California 93117
(805) 364-6093
(Address, including zip code, and telephone number, including area code, of principal executive offices)

AppFolio, Inc. 2025 Omnibus Incentive Plan
AppFolio, Inc. 2025 Employee Stock Purchase Plan
(Full title of the Plan)

Fay Sien Goon
Chief Financial Officer
AppFolio, Inc.
70 Castilian Drive
Santa Barbara, California 93117
(805) 364-6093
(Name, address, and telephone number, including area code, of agent for service)
Copies to:
Adam K. Brandt, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
P.O. Box 1008
Columbus, Ohio 43216-1008
(614) 464-6400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S8 will be sent or given to participants in the plans covered by this Registration Statement on Forms S-8 (this “Registration Statement”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
AppFolio, Inc. (the “Registrant”) hereby incorporates into this Registration Statement the following documents filed by the Registrant with the Commission:

•    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed by the Registrant with the Commission on February 1, 2024;

•    The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed by the Registrant with the Commission on April 26, 2024;

•    The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 filed by the Registrant with the Commission on July 26, 2024;

•    The Registrant’s Current Report on Form 8-K filed by the Registrant with the Commission on June 21, 2024; and

•    the description of the Registrant’s Class A Common Stock contained in the Registration Statement on Form 8-A (File No. 001-37468) filed by the Registrant with the Commission on June 23, 2015, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All documents which may be filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing of such documents. Information furnished to the Commission by the Registrant under any Current Report on Form 8-K shall not be incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. The Registrant’s Amended and Restated Certificate of Incorporation provides that, subject to any provisions in the Registrant’s bylaws related to indemnification of its directors or officers, the Registrant must indemnify its directors and officers to the fullest extent permitted by the DGCL. The Registrant’s Amended and Restated Bylaws provide that, subject to certain limited exceptions, the Registrant must indemnify its directors and officers to the fullest extent permitted by the DGCL and also pay expenses actually and reasonably incurred by a director or officer in defending any proceeding in advance of the final disposition of such proceeding upon delivery of an undertaking, by or on behalf of the person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the Amended and Restated Bylaws or the DGCL.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•breach of a director’s duty of loyalty to the corporation or its stockholders;

•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or redemption or repurchase of shares; or
•transaction from which the director derives an improper personal benefit.

As permitted by the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duties as a director.

In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant also has an insurance policy covering its directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act and otherwise.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

Exhibit No.	Description	Location
4.1	Specimen Certificate for Class A Common Stock of the Registrant	Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-204262), which was initially filed with the Commission on May 18, 2015.
4.2	Amended and Restated Certificate of Incorporation of the Registrant	Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q relating to the quarterly period ended June 30, 2015 filed with the Commission on August 6, 2015.
4.3	Amended and Restated Bylaws of the Registrant	Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q relating to the quarterly period ended June 30, 2020, filed with the Commission on August 3, 2020.
4.4	AppFolio, Inc. 2025 Omnibus Incentive Plan	*
4.5	AppFolio, Inc. 2025 Employee Stock Purchase Plan	*
5.1	Opinion of Vorys, Sater, Seymour and Pease LLP	*
23.1	Consent of Independent Registered Public Accounting Firm	*
23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1)	*
24.1	Power of Attorney (included on signature page)	*
107	Filing Fee Table	*

* Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Barbara, State of California, on July 26, 2024.

APPFOLIO, INC.
By:	/s/ Fay Sien Goon
Fay Sien Goon
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Shane Trigg and Fay Sien Goon, and each or either of them, acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 26, 2024.

Signature	Title

/s/ Shane Trigg	President, Chief Executive Officer and Director (Principal Executive Officer)
Shane Trigg
/s/ Fay Sien Goon	Chief Financial Officer (Principal Financial and Accounting Officer)
Fay Sien Goon
/s/ Andreas von Blottnitz	Chairman of the Board
Andreas von Blottnitz
/s/ Timothy Bliss	Director
Timothy Bliss
/s/ Agnes Bundy Scanlan	Director
Agnes Bundy Scanlan
/s/ Janet Kerr	Director
Janet Kerr
/s/ Olivia Nottebohm	Director
Olivia Nottebohm
/s/ Winifred Webb	Director
Winifred Webb
/s/ Alexander Wolf	Director
Alexander Wolf